GameTech Names Tim Minard as Senior Vice President of Sales and Marketing

RENO, Nev. (September 26, 2008) -- GameTech International, Inc. (“GameTech” or the “Company”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment, bingo systems and video lottery terminals, today announced that Tim Minard has been named as Senior Vice-President of Sales and Product Marketing.  The appointment was effective Thursday, September 25, 2008.

Previously, Mr. Minard served as Executive Vice President of Sales for Cadillac Jack, Inc. where he directed their US sales activity.  Prior to this position, Mr. Minard was the Chief Financial Officer for Cadillac Jack, Inc.  Mr. Minard’s background also includes marketing and software management, having been the President at E-Source, Inc., the Chief Executive Officer at TradeUps, Inc., and Executive Vice President of Product Development and Marketing with SCI.

The announcement was made by GameTech President and CEO, Jay Meilstrup, who stated, “We are excited to have Tim join our executive staff.  He brings with him a wealth of experience in many of the world-wide gaming markets.  We know that in our current growth mode, a person of Tim’s caliber will have immediate impact on our performance.”

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the Company provides electronic bingo systems and equipment.  Under the Summit Gaming™ brand the Company provides video lottery terminals and slot machine gaming devices.  The Company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games.  GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our potential expansion of business internationally,  our potential expansion of the Summit division’s business, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate, operate and grow Summit's business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.